Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 (832) 300-5858

Mexican Restaurants, Inc.
Announces 2010 Second Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (August 11, 2010)    For the Company’s 2010 second quarter ended July 4, 2010, the Company reported a net loss of $102,524 or $0.03 per diluted share, compared with a net loss of $207,937 or $0.06 per diluted share for the second quarter of fiscal year 2009.  For the 26-week period ended July 4, 2010, the Company reported a net loss of $501,670 or $0.15 per diluted share, compared with a net loss of $28,083 or $0.01 per diluted share for the 26-week period ended June 28, 2009.

Our restaurant revenues for the 13-week and 26-week periods of fiscal year 2010 decreased $1.2 million or 6.6% and $3.3 million or 9.0% to $16.9 and $33.8 million, respectively, compared with revenues of $18.1 and $37.1 million for the same respective periods in fiscal year 2009.  The decrease in restaurant revenues primarily reflects a decrease in same-store sales.  For the 13-week and 26-week periods ended July 4, 2010, Company-owned same-restaurant sales decreased approximately 7.1% and 9.4%, respectively.  Franchised-owned restaurant sales, as reported by franchisees, decreased approximately 6.6% and 8.8%, respectively, over the same respective periods in fiscal 2009.  We believe these decreases are a result of the continued weakness in the economy and its impact on consumers’ dining habits.

Commenting on the Company’s second quarter results, Curt Glowacki, Chief Executive Officer, stated, “Our second quarter results continue to reflect a weak economy and the impact it has on consumers’ dining habits.  Declining same-store sales continues to be our biggest obstacle to returning to profitability, as cost leverage is lost when same-store sales decline.  We believe the best response to this economic downturn is to stay focused on our customers.  Late last year, we initiated a program to retrain all of our employees that emphasizes hospitality, service standards, salesmanship, food preparation and consistency, all within well-maintained and clean restaurants.  We believe that program is beginning to make an impact.”

Mexican Restaurants, Inc. operates and franchises 72 Mexican restaurants.  The current system includes 55 Company-operated restaurants, 16 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	13-Week Period Ended 7/4/2010	13-Week Period Ended 6/28/2009		26-Week Period Ended 7/4/2010	26-Week Period Ended 6/28/2009
Revenues:
Restaurant sales	$16,921,142		$18,107,695	$33,774,217	$37,121,251
Franchise fees, royalties and other	117,776		126,578	241,688	264,867
Business interruption	--		103,528	--	103,528
	17,038,918		18,337,801	34,015,905	37,489,646

Costs and expenses:
Cost of sales	4,954,217		5,263,291	9,899,129	10,513,537
Labor	5,734,905		6,050,108	11,551,991	12,173,097
Restaurant operating expenses	4,387,496		4,522,659	8,772,384	9,304,997
General and administrative	1,251,211		1,632,038	2,699,712	3,318,767
Depreciation and amortization	862,780		885,013	1,721,146	1,752,970
Impairment and restaurant closure expense	6,197		214,778	11,418	237,231
Loss on involuntary disposals	--		15,028	--	7,797
Loss on sale of property and equipment	9,663		36,934	13,378	73,696
	17,206,469		18,619,849	34,669,158	37,382,092

Operating income (loss)	(167,551)		(282,048)	(653,253)	107,554

Other income (expense):
Interest income	563		883	12,346	1,863
Interest expense	(44,599)		(42,918)	(106,368)	(105,111)
Other, net	5,945		9,601	24,513	20,102
	(38,091)		(32,434)	(69,509)	(83,146)

Income (loss) from continuing operations before income taxes	(205,642)		(314,482)	(722,762)	24,408
Income tax (expense) benefit	103,118		62,825	324,808	(2,983)
Income (loss) from continuing operations	(102,524)		(251,657)	(397,954)	21,425

Discontinued Operations:
Income (loss) from discontinued operations	--		(39,436)	--	36,021
Restaurant closure expense	--		(369)	(181,543)	(190,941)
Gain on sale of assets	--		387,083	--	386,502
Income (loss) from discontinued operations before income taxes	--		347,278	(181,543)	231,582
Income tax (expense) benefit	--		(303,558)	77,827	(281,090)
Income (loss) from discontinued operations	--		43,720	(103,716)	(49,508)

Net loss	$(102,524)		$(207,937)	$(501,670)	$(28,083)

Basic income (loss) per common share
Income (loss) from continuing operations	$(0.03)	$	(0.07)	$(0.12)	$0.01
Income (loss) from discontinued operations	--		0.01	(0.03)	(0.02)
Net loss	$(0.03)		$(0.06)	$(0.15)	$(0.01)

Diluted income (loss) per common share
Income (loss) from continuing operations	$(0.03)		$(0.07)	$(0.12)	$0.01
Income (loss) from discontinued operations	--		0.01	(0.03)	(0.02)
Net loss	$(0.03)		$(0.06)	$(0.15)	$(0.01)

Weighted average number of common shares (basic)	3,423,148		3,284,641	3,366,388	3,271,358

Weighted average number of common shares (diluted)	3,423,148		3,284,641	3,366,388	3,272,981